Exhibit 11
                                                              ----------
                        MEREDITH CORPORATION

            Computation of Primary and Fully Diluted Per
            Common Share Earnings - Treasury Stock Method

        For the Three Months Ended September 30, 1995 and 1994
                             (Unaudited)



                                    Weighted average number of shares
                                             (in thousands)

                                         1995               1994
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           27,511   27,511    27,367   27,367
Dilutive effect of unexercised
 stock options in thousands            571      686       290      290
                                    ------   ------    ------   ------
  Total                             28,082   28,197    27,657   27,657
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1995               1994
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share from
 continuing operations              $ .34    $ .34     $ .44    $ .44
Discontinued operations             ( .03)   ( .03)    ( .05)   ( .05)
Cumulative effect of change in
 accounting principle                   -        -     (1.67)   (1.67)
                                    -----    -----     -----    -----
Net earnings (loss) per share       $ .31    $ .31    ($1.28)  ($1.28)
                                    =====    =====     =====    =====


Note:  Primary - Based on average market prices.

       Fully Diluted - Based on the higher of the average market price or the market price at September 30 of each year.